EXHIBIT 21.1

Subsidiaries of Team Sports Entertainment, Inc.

Maxx Motorsports, Inc., a Delaware corporation.

Team Racing Auto Circuit, LLC (a wholly owned subsidiary of Maxx Motorsports, Inc.), a Delaware limited liability company.